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                      SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940

            The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

     Name:  MERCURY SMALL CAP VALUE FUND, INC.

     Address of Principal Business Office (No. & Street, City, State, and Zip
     Code):

                     800 Scudders Mill Road
                     Plainsboro, New Jersey  08536

     Telephone Number (including area code):  (609) 282-2000

     Name and Address of Agent for Service of Process:

                     Terry K. Glenn
                     800 Scudders Mill Road
                     Plainsboro, New Jersey  08536

                     Mailing Address:
                     P.O. Box 9011
                     Princeton, New Jersey  08543-9011

     Check Appropriate Box:

                     Registrant is filing a Registration Statement pursuant to
          Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

     YES [X]                   NO  [ ]
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                                  SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the Township of Plainsboro, and State of New Jersey on the 30th day of May, 2000.


     Signature:


                                    MERCURY SMALL CAP VALUE FUND, INC.

                                    By:/s/ Terry K. Glenn
                                       -----------------------------------------
                                           Terry K. Glenn (President)

     Attest:



     By: /s/ Thomas D. Jones, III
         ------------------------
          Thomas D. Jones, III (Secretary)

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